Exhibit 99.1

AMEX SYMBOL: GW
FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — OCTOBER 30, 2006, GREY WOLF, INC. ANNOUNCES RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2006
Houston, Texas, October 30, 2006 — Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW) reported net income of $55.3 million, or $0.25 per share on a diluted basis, for the three months ended September 30, 2006 compared with net income of $31.8 million, or $0.14 per share on a diluted basis, for the third quarter of 2005. Revenues for the third quarter of 2006 were $242.7 million compared with revenues for the third quarter of 2005 of $181.5 million.
For the nine months ended September 30, 2006, Grey Wolf reported net income of $167.4 million, or $0.74 per share on a diluted basis, on revenues of $705.2 million compared to net income of $82.5 million, or $0.37 per share on a diluted basis, on revenues of $492.8 million for the nine months ended September 30, 2005. The nine-month 2006 results include a second quarter 2006 after-tax gain related to insurance proceeds of $2.7 million ($0.01 per diluted share) along with a first quarter 2006 after-tax gain of $5.9 million ($0.03 per diluted share) from the sale of five rigs formerly held for refurbishment.
“Grey Wolf’s year-over-year results are highly positive with net income up 74%. We achieved record levels of daywork EBITDA for the third quarter driven by expected increases in land rig dayrates,” commented Tom Richards, Chairman, President and Chief Executive Officer. “Daywork EBITDA increased by 8% over the second quarter of this year. Our turnkey EBITDA per rig day again outpaced daywork by $2,600, but, total turnkey EBITDA for the third quarter was less than the record amount in the second quarter due to difficulties encountered on two turnkey wells.”
“Our Company continues to focus on a balanced strategy of investing in term contract-backed growth, upgrading our rig fleet, improving the Company’s balance sheet and returning cash to our shareholders through our common stock repurchase program,” Mr. Richards noted. “Grey Wolf recently entered into its sixth three-year term contract to build and deploy a new 1,500-horsepower rig that is expected to be delivered in the third quarter of 2007. Also, the Company repurchased an additional 6.1 million shares of common stock during the third and fourth quarters to date.”
“The long-term fundamentals for our business are good,” noted Mr. Richards. “Natural gas production decline rates are steeper than ever, and despite record drilling levels during the past several years there has been no meaningful increase in natural gas production. Over the past few weeks we’ve seen a modest increase in the competitiveness of certain segments of our markets, but Grey Wolf’s portfolio of term contracts and high quality, high performance equipment helps buffer against short-term

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GREY WOLF, INC. — PRESS RELEASE — OCTOBER 30, 2006
changes in the market. Natural gas prices have firmed recently, and we expect our fourth quarter daywork results to reflect continued improvement and exceed record third quarter levels.”
Grey Wolf averaged 107 rigs working in the third quarter of 2006. This compares with an average of 108 rigs working in the second quarter of 2006 and 103 rigs working during the third quarter a year ago. Current leading edge rates are now $18,000 to $27,000 per day without fuel or top drives.
Over the past three years the Company has invested more than $109.3 million on rig refurbishments, upgrading the capabilities of the rigs to be highly competitive with new-build rigs. Grey Wolf’s rig fleet includes 112 marketed rigs and two rigs available for refurbishment. The Company intends to add a 2,000-horsepower rig and to reactivate the final two rigs it has available for refurbishment, significantly upgrading each rig. Two of these rigs are expected to be placed in service late in the fourth quarter and one during the first quarter of next year. The average cost of these three rigs, which are scheduled to begin operations under term contracts, is expected to be $11.8 million.
Grey Wolf’s rig fleet will total 121 rigs following the deployment of these three rigs and the delivery of the six new rigs that are on order. In the aggregate and after projected operating expenses, all of the purchase price or incremental capital expended in deploying these rigs is expected to be recovered under their original term contracts. We currently expect to take delivery on two of the new rigs near the end of the fourth quarter of 2006, three during the first quarter of 2007, and one in the third quarter of 2007.
Grey Wolf continues to enter into long-term contracts and currently has 78 rigs, or 70% of its marketed fleet, working under such contracts. The Company has approximately 7,200 days or an average of 78 rigs contracted for the fourth quarter of 2006, 17,500 days or an average of 48 rigs committed under term contracts in 2007, and 6,400 days or an average of 18 rigs committed in 2008.
The Company reported earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) of $108.9 million in the third quarter of 2006, compared to a record $111.7 million the second quarter of 2006 and $69.2 million for the third quarter of 2005. The second quarter of 2006 includes EBITDA of $4.2 million related to insurance proceeds. On a per-rig-day basis, EBITDA was $11,046 for the third quarter of 2006, $11,398 for the second quarter of 2006 and $7,317 for the third quarter of 2005. Turnkey EBITDA per rig day in the third quarter was $13,396, a decline from $19,800 in the second quarter. Daywork EBITDA per rig day totaled $10,802 compared to $10,314 the previous quarter. Daywork EBITDA as well as daywork EBITDA per rig day for the third quarter were the highest in the Company’s history.
Capital expenditures were $54.9 million during the third quarter. Based upon rig refurbishment plans, the expected addition of the 2,000-horsepower rig and the purchase and anticipated timing of payments for the six new rigs, capital expenditures for 2006 are currently projected to be $215.0 million to $225.0 million.
Under the previously announced plan that authorizes the repurchase of up to $100 million of Grey Wolf common stock, the Company repurchased 6.9 million shares during the second and third quarters of 2006 at a total cost of $49.2 million. In the fourth quarter to date, the Company repurchased an

GREY WOLF, INC. — PRESS RELEASE — OCTOBER 30, 2006
additional 0.6 million shares for $3.4 million. In total for 2006, the Company has repurchased 7.5 million shares at a cost of $52.6 million.
During the fourth quarter of 2006, the Company expects to average 110 rigs working with 8 to 10 of these rigs performing turnkey services. In addition, average daywork revenue per day is expected to increase by $400 to $500 with little or no change in average daywork operating expenses per day. Depreciation expense of approximately $19.6 million, interest expense of approximately $3.6 million and an effective tax rate of approximately 37% is expected for the fourth quarter of 2006.
Grey Wolf has scheduled a conference call October 31, 2006 at 9:00 a.m. CT to discuss third quarter 2006 results. The call will be web cast live on the Internet through the Investor Relations page on the Company’s website at:
http://www.gwdrilling.com
To participate by telephone, call (800) 263-9162 domestically or (212) 676-5372 internationally ten to fifteen minutes prior to the starting time. The reservation number is 21304884. A replay of the conference call will be available by telephone from 11:00 a.m. CT on October 31, 2006 until 11:00 a.m. CT on November 2, 2006. The telephone number for the replay of the call is (800) 633-8284 domestically or (402) 977-9140 internationally. The access code is 21304884. The call will be available for replay through the Grey Wolf website for approximately two weeks after the conclusion of the call.
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding: demand for the Company’s services; spending by customers; the availability and financial terms of term contracts; fourth quarter 2006 rig activity, dayrates, projected depreciation, projected tax rate and interest expense; expected rig refurbishment and new rig delivery schedule and costs; expected uses of our cash flow from operations; the sufficiency of our capital resources and liquidity; projected capital expenditures in 2006 and projected returns on new build and refurbished rigs. These forward-looking statements are subject to a number of important factors, many of which are beyond our control, that could cause actual results to differ materially, including oil and natural gas prices and trends in those prices, the pricing and other competitive policies of our competitors, uninsured or under-insured casualty losses, cost of insurance coverage, changes in interest rates, unexpected costs under turnkey drilling contracts, weather conditions, and the overall level of drilling activity in our market areas. Please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2006 for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.
Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of turnkey and contract oil and gas land drilling services in the best natural gas producing regions in the United States with a current total drilling rig fleet of 114, which will increase to 121 with the expected addition of six rigs by the end of the third quarter of 2007.

GREY WOLF, INC. — PRESS RELEASE — OCTOBER 30, 2006

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
	(Unaudited)
Revenues	$242,728	$181,523	$705,197	$492,830
Costs and expenses:
Drilling operations	131,577	109,027	383,722	298,798
Depreciation and amortization	18,700	15,676	54,047	44,810
General and administrative	6,249	4,206	17,428	11,685
(Gain) loss on the sale of assets	(839)	73	(10,376)	(5)
Gain on insurance proceeds	—	—	(4,159)	—

Total costs and expenses	155,687	128,982	440,662	355,288

Operating income (loss)	87,041	52,541	264,535	137,542
Other income (expense):
Interest income	3,199	1,030	8,380	2,186
Interest expense	(3,514)	(2,910)	(10,150)	(8,330)

Other income (expense), net	(315)	(1,880)	(1,770)	(6,144)

Net income (loss) before income taxes	86,726	50,661	262,765	131,398
Income taxes expense (benefit):
Current	31,434	(1,724)	88,732	2,645
Deferred	30	20,606	6,607	46,297

Total income tax expense (benefit)	31,464	18,882	95,339	48,942

Net income applicable to common shares	$55,262	$31,779	$167,426	$82,456

Net income per common share:(1)
Basic	$0.29	$0.17	$0.87	$0.43

Diluted	$0.25	$0.14	$0.74	$0.37

Weighted average common shares outstanding:
Basic	190,391	191,939	191,795	191,010

Diluted	233,945	236,008	235,557	235,103

	Three Months Ended
	September 30,
	2006	2005
Marketed Rigs at September 30	112	108

Average Rigs Working:
Ark-La-Tex	24	20
Gulf Coast	24	25
South Texas	26	29
Rocky Mountain	16	14
Mexico	—	1
Mid Continent	17	14

Total Average Rigs Working(2)	107	103

(1)	Please see “Computation of Earnings Per Share” included in this release.

(2)	For the week ending October 19, 2006, the Company averaged 109 rigs working.

GREY WOLF, INC. — PRESS RELEASE — OCTOBER 30, 2006
Operating data comparison for the three months ended September 30, 2006 and 2005.

	Three Months Ended			Three Months Ended
	September 30, 2006			September 30, 2005
	Daywork	Turnkey		Daywork	Turnkey
	Operations	Operations	Total	Operations	Operations	Total
	(Dollars in thousands except averages per rig day worked)
	(Unaudited)
Rig days worked	8,933	929	9,862	8,574	890	9,464

Contract drilling revenues	$192,445	$50,283	$242,728	$142,937	$38,586	$181,523
Drilling operating expenses	(93,924)	(37,653)	(131,577)	(80,857)	(28,170)	(109,027)
General and administrative expenses	(5,688)	(561)	(6,249)	(3,822)	(384)	(4,206)
Interest income	2,899	300	3,199	933	97	1,030
Gain (loss) on sale of assets	763	76	839	(63)	(10)	(73)

EBITDA	$96,495	$12,445	$108,940	$59,128	$10,119	$69,247

Average per rig day worked:
Contract drilling revenue	$21,543	$54,126	$24,612	$16,671	$43,355	$19,180
EBITDA	$10,802	$13,396	$11,046	$6,896	$11,370	$7,317
Operating data comparison for the nine months ended September 30, 2006 and 2005.

	Nine Months Ended			Nine Months Ended
	September 30, 2006			September 30, 2005
	Daywork	Turnkey		Daywork	Turnkey
	Operations	Operations	Total	Operations	Operations	Total
	(Dollars in thousands except averages per rig day worked)
	(Unaudited)
Rig days worked	26,319	3,129	29,448	24,907	2,431	27,338

Current drilling revenues	$535,065	$170,132	$705,197	$386,113	$106,717	$492,830
Drilling operating expenses	(268,340)	(115,382)	(383,722)	(223,215)	(75,583)	(298,798)
General and administrative expenses	(15,642)	(1,786)	(17,428)	(10,676)	(1,009)	(11,685)
Interest income	7,495	885	8,380	2,001	185	2,186
Gain (loss) on sale of assets	9,250	1,126	10,376	9	(4)	5
Gain on insurance proceeds	3,675	484	4,159	—	—	—

EBITDA	$271,503	$55,459	$326,962	$154,232	$30,306	$184,538

Average per rig day worked:
Contract drilling revenue	$20,330	$54,373	$23,947	$15,502	$43,898	$18,027
EBITDA	$10,316	$17,724	$11,103	$6,192	$12,466	$6,750

GREY WOLF, INC. — PRESS RELEASE — OCTOBER 30, 2006
Reconciliation of
Earnings before interest expense, taxes, depreciation
and amortization (EBITDA) to net income
(loss) applicable to common shares
(in thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2006	2005
Earnings before interest expense, taxes, depreciation, and amortization	$108,940	$111,689	$69,247	$326,962	$184,538
Depreciation and amortization	(18,700)	(18,199)	(15,676)	(54,047)	(44,810)
Interest expense	(3,514)	(3,367)	(2,910)	(10,150)	(8,330)
Total income tax (expense)/benefit	(31,464)	(32,208)	(18,882)	(95,339)	(48,942)

Net income (loss) applicable to common shares	$55,262	$57,915	$31,779	$167,426	$82,456

	September 30,	December 31,
	2006	2005
	(Unaudited)
	(In thousands)
Condensed Balance Sheet Data:
Cash and cash equivalents	$242,849	$173,145
Restricted cash	807	780
Other current assets	204,156	171,670

Total current assets	447,812	345,595
Net property and equipment	568,215	499,965
Other assets	32,502	23,475

Total assets	$1,048,529	$869,035

Current liabilities	$135,595	$95,149
Contingent convertible senior notes	275,000	275,000
Other long term liabilities	17,421	12,403
Deferred income taxes	125,642	117,251
Shareholders’ equity	494,871	369,232

Total liabilities and equity	$1,048,529	$869,035

GREY WOLF, INC. — PRESS RELEASE — OCTOBER 30, 2006
Computation of Earnings Per Share
(In thousands, except per share amounts)
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computation is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Numerator:
Net income	$55,262	$31,779	$167,426	$82,456

Add interest expense on contingent convertible senior notes, net of related tax effects(1)	2,114	1,703	6,051	4,821

Adjusted net income — diluted	$57,376	$33,482	$173,477	$87,277

Denominator:
Weighted average number of shares outstanding — basic	190,391	191,939	191,795	191,010

Effect of dilutive securities:
Options — treasury stock method	746	1,562	948	1,603
Restricted stock	351	50	357	33
Contingent convertible senior notes(1)	42,457	42,457	42,457	42,457

Weighted average common shares outstanding — diluted	233,945	236,008	235,557	235,103

Earnings Per Share:
Basic	$0.29	$0.17	$0.87	$0.43

Diluted	$0.25	$0.14	$0.74	$0.37

(1)	Please see our latest 10-Q for a description of our contingent convertible notes.